UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*

Tembec Inc
(Name of Issuer)

Common stock
(Title of Class of Securities)

879920106
(CUSIP Number)

September 2, 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.
☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 879920106	SCHEDULE 13G	Page 2 of 19

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Equity Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,824,070 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 5,824,070 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,824,070 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8% (2)
12	TYPE OF REPORTING PERSON PN

(1)  In its capacity as the direct owner of 5,824,070 shares of common stock of the Issuer (“Shares”).

(2) All calculations of percentage ownership herein are based on a total of 100,000,000 Shares (excluding for such purposes any outstanding options or warrants with respect to the Issuer) as disclosed on Exhibit 99.1 to the Issuer’s Form 6-K filed with the Securities and Exchange Commission on August 1, 2014.

CUSIP No. 879920106	SCHEDULE 13G	Page 3 of 19

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Equity Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,824,070 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 5,824,070 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,824,070 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of Oaktree Value Equity Fund, L.P.

CUSIP No. 879920106	SCHEDULE 13G	Page 4 of 19

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Equity Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,824,070 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 5,824,070 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,824,070 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the general partner of Oaktree Value Equity Fund GP, L.P.

CUSIP No. 879920106	SCHEDULE 13G	Page 5 of 19

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Fund GP II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,824,070 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 5,824,070 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,824,070 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the sole shareholder of Oaktree Value Equity Fund GP Ltd.

CUSIP No. 879920106	SCHEDULE 13G	Page 6 of 19

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,824,070 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 5,824,070 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,824,070 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12	TYPE OF REPORTING PERSON PN

(1)  In its capacity as the general partner of Oaktree Fund GP II, L.P.

CUSIP No. 879920106	SCHEDULE 13G	Page 7 of 19

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Equity Fund-SP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 306,530 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 306,530 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 306,530 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON PN

(1)  In its capacity as the direct owner of 306,530 Shares.

CUSIP No. 879920106	SCHEDULE 13G	Page 8 of 19

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Equity Fund-SP GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 306,530 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 306,530 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 306,530 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON PN

(1)  Solely in its capacity as the general partner of Oaktree Value Equity Fund-SP, L.P.

CUSIP No. 879920106	SCHEDULE 13G	Page 9 of 19

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 6,130,600 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 6,130,600 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,130,600 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the sole director of Oaktree Value Equity Fund GP Ltd. and the general partner of Oaktree Value Equity Fund-SP GP, L.P.

CUSIP No. 879920106	SCHEDULE 13G	Page 10 of 19

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 6,130,600 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 6,130,600 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,130,600 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1%
12	TYPE OF REPORTING PERSON CO

(1)	Solely in its capacity as the general partner of Oaktree Capital Management, L.P. and the general partner of Oaktree Capital II, L.P.

CUSIP No. 879920106	SCHEDULE 13G	Page 11 of 19

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 6,130,600 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 6,130,600 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,130,600 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the sole shareholder of Oaktree Holdings, Inc.

CUSIP No. 879920106	SCHEDULE 13G	Page 12 of 19

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 6,130,600 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 6,130,600 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,130,600 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.1%
12	TYPE OF REPORTING PERSON OO

(1)  Solely in its capacity as the duly elected manager of Oaktree Capital Group, LLC.

CUSIP No. 879920106	SCHEDULE 13G	Page 13 of 19

ITEM 1.	(a)	Name of Issuer:
Tembec Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:
800 René-Lévesque Boulevard West, Suite 1050 Montréal (Québec) H3B 1X9 Canada

ITEM 2.	(a) -	(c) Name of Person Filing; Address of Principal Business Office; and Citizenship

This Schedule 13G is filed jointly by each of the following persons (collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit 1:

(1) Oaktree Value Equity Fund, L.P., a Cayman Islands exempted limited partnership (“VEF”), in its capacity as the direct owner of 5,824,070 Shares;
(2) Oaktree Value Equity Fund GP, L.P., a Cayman Islands exempted limited partnership (“VEF GP”), in its capacity as the general partner of VEF;
(3) Oaktree Value Equity Fund GP Ltd., a Cayman Islands exempted company (“VEF Ltd.”), in its capacity as the general partner of VEF GP;
(4) Oaktree Fund GP II, L.P., a Delaware limited partnership (“GP II”), in its capacity as the sole shareholder of VEF Ltd.;
(5) Oaktree Capital II, L.P., a Delaware limited partnership (“Capital II”), in its capacity as the general partner of GP II;
(6) Oaktree Value Equity Fund-SP, L.P., a Delaware limited partnership (“VEF-SP”), in its capacity as the direct owner of 306,530 Shares;
(7) Oaktree Value Equity Fund-SP GP, L.P., a Delaware limited partnership (“VEF-SP GP”), in its capacity as the general partner of VEF-SP;
(8) Oaktree Capital Management, L.P., a Delaware limited partnership (“Management”), in its capacity as the the sole director of VEF Ltd. and the general partner of VEF-SP GP;
(9) Oaktree Holdings, Inc., a Delaware corporation (“Holdings”), in its capacity as the general partner of Management and the general partner of Capital II;
(10) Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the sole shareholder of Holdings; and
(11) Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH”), in its capacity as the duly elected manager of OCG.

The principal business address of each of the Reporting Persons is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

	(d)	Title of Class of Securities:
Common voting shares, without par value (“Common Stock”)]

	(e)	CUSIP Number: 87-9920106

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
	(e)	[__] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[__] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 879920106	SCHEDULE 13G	Page 14 of 19

ITEM 4.	OWNERSHIP

The information contained in Items 5-9 of the cover pages of this Schedule 13G is hereby incorporated by reference into this Item 4.

VEF is the direct owner of 5,824,070 Shares constituting 5.8% of the Issuer’s outstanding Common Stock, and has the sole power to vote and dispose of such securities.

VEF GP, in its capacity as the general partner of VEF, has the ability to direct the management of VEF’s business, including the power to vote and dispose of securities held by VEF; therefore, VEF GP may be deemed to beneficially own the securities held by VEF.

VEF Ltd., in its capacity as the general partner of VEF GP, has the ability to direct the management of VEF GP’s business, including the power to vote and dispose of securities held by VEF; therefore, VEF Ltd. may be deemed to have indirect beneficial ownership of the securities held by VEF.

GP II, in its capacity as the sole shareholder of VEF Ltd., has the ability to appoint and remove the directors and direct the management of the business of VEF Ltd.  As such, GP II has the power to direct the decisions of VEF Ltd. regarding the vote and disposition of securities held by VEF; therefore, GP II may be deemed to have indirect beneficial ownership of the securities held by VEF.

Capital II, in its capacity as the general partner of GP II, has the ability to direct the management of GP II’s business, including the power to direct the decisions of GP II regarding the vote and disposition of securities held by VEF; therefore, Capital II may be deemed to have indirect beneficial ownership of the securities held by VEF.

VEF-SP is the direct owner of 306,530 Shares constituting 0.3% of the Issuer’s outstanding Common Stock, and has the sole power to vote and dispose of such securities.

VEF-SP GP, in its capacity as the general partner of VEF-SP, has the ability to direct the management of VEF-SP’s business, including the power to vote and dispose of securities held by VEF-SP; therefore, VEF-SP GP may be deemed to beneficially own the securities held by VEF-SP.

Management, as the sole director of VEF Ltd., has the ability to direct the management of VEF Ltd., including the power to direct the decisions of VEF Ltd. regarding the vote and disposition of securities held by VEF.  Additionally, Management, in its capacity as the general partner of VEF-SP GP, has the ability to direct the management of VEF-SP GP’s business, including the power to vote and dispose of securities held by VEF-SP.  Therefore, Management may be deemed to have indirect beneficial ownership of the securities held by each of VEF and VEF-SP.

Holdings, in its capacity as the general partner of Management, has the ability to direct the management of Management’s business, including the power to vote and dispose of securities held by each of VEF and VEF-SP. Additionally, Holdings, in its capacity as the general partner of Capital II, has the ability to direct the management of Capital II’s business, including the power to vote and dispose of securities held by VEF.  Therefore, Holdings may be deemed to have indirect beneficial ownership of the securities held by each of VEF and VEF-SP.

OCG, in its capacity as the sole shareholder of Holdings, has the ability to appoint and remove directors of Holdings and, as such, may indirectly control the decisions of Holdings regarding the vote and disposition of securities held by VEF and VEF-SP; therefore, OCG may be deemed to have indirect beneficial ownership of the securities held by each of VEF and VEF-SP.

OCGH, in its capacity as the duly appointed manager of OCG, has the ability appoint and remove directors of OCG and, as such, may indirectly control the decisions of OCG regarding the vote and disposition of securities held by each of VEF and VEF-SP; therefore, OCGH may be deemed to have indirect beneficial ownership of the securities held by each of VEF and VEF-SP.

Pursuant to Rule 13d-4 of the Exchange Act, the Reporting Persons declare that filing this Schedule 13G shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G except to the extent of such person’s pecuniary interest in the shares of Common Stock, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

All calculations of percentage ownership herein are based on a total of 100,000,000 Shares (excluding for such purposes any outstanding options or warrants with respect to the Issuer) as disclosed on Exhibit 99.1 to the Issuer’s Form 6-K filed with the Securities and Exchange Commission on August 1, 2014.

CUSIP No. 879920106	SCHEDULE 13G	Page 15 of 19

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing of influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 879920106	SCHEDULE 13G	Page 16 of 19

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 12, 2014

OAKTREE VALUE EQUITY FUND, L.P.

By:	Oaktree Value Equity Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Equity Fund GP, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE VALUE EQUITY FUND GP, L.P.

By:	Oaktree Value Equity Fund GP, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE VALUE EQUITY FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

CUSIP No. 879920106	SCHEDULE 13G	Page 17 of 19

OAKTREE FUND GP II, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

OAKTREE CAPITAL II, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE VALUE EQUITY FUND-SP, L.P.

By:	Oaktree Value Equity Fund-SP GP, L.P.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	General Partner

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

CUSIP No. 879920106	SCHEDULE 13G	Page 18 of 19

OAKTREE VALUE EQUITY FUND-SP GP, L.P.

By:	Oaktree Capital Management, L.P.
Its:	General Partner

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE HOLDINGS, INC.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

CUSIP No. 879920106	SCHEDULE 13G	Page 19 of 19

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

EXHIBIT I

JOINT FILING AGREEMENT

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on this Schedule 13G is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements.  Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated as of September 12, 2014

OAKTREE VALUE EQUITY FUND, L.P.

By:	Oaktree Value Equity Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Equity Fund GP, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE VALUE EQUITY FUND GP, L.P.

By:	Oaktree Value Equity Fund GP, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE VALUE EQUITY FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE FUND GP II, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Authorized Signatory

OAKTREE CAPITAL II, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE VALUE EQUITY FUND-SP, L.P.

By:	Oaktree Value Equity Fund-SP GP, L.P.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	General Partner

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE VALUE EQUITY FUND-SP GP, L.P.

By:	Oaktree Capital Management, L.P.
Its:	General Partner

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE HOLDINGS, INC.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Assistant Vice President

By:	/s/ Lisa Arakaki
Name:	Lisa Arakaki
Title:	Managing Director